EXHIBIT 99.1

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:

(Albuquerque, New Mexico) January 28, 2005

ACCESS ANYTIME REPORTS ANNUAL EARNINGS AT $1,129,051 OR $.78 PER DILUTED SHARE.

Access Anytime BanCorp, Inc. (the “Company”) (Nasdaq SmallCap: AABC), the holding company for ACCESSBANK, reported its 2004 net income at $1,129,051 or $.78 per diluted share compared to $1,283,936 or $.94 per diluted share for the prior year, a decrease of $154,885 or 12% from the prior year.

                                Net Interest Income.  Net interest income before provision for loan losses was $9,187,530 in 2004, compared to $7,037,743 in 2003, an improvement of $2,149,787 or 30.6%.  The increase in 2004 was primarily due to an increase in total interest income of $2,605,778.  This improvement was primarily due to an increase in loan volume of approximately $45 million, $19 million of which came from the May 1, 2004 acquisition of two branches in Las Cruces, New Mexico and an increase in interest income from securities purchased in the second and fourth quarters of 2004.  The increase in interest income was partially offset by a $429,455 increase in interest expense on deposits, primarily due to the $167 million increase in deposits, resulting primarily from the acquisition of the Las Cruces, New Mexico and Sun City, Arizona branches.

                                Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans.  During 2004, the provision for loan losses decreased to $731,000 from $781,000 in 2003, primarily due to a slight decrease in net charge-offs during 2004 and the general economic conditions at December 31, 2004.

                                Noninterest Income.  Noninterest income was $3,125,778 in 2004 compared to $3,734,449 in 2003.  This decrease was primarily due to a $850,800 decrease in gains on sales of loans held-for-sale and a $137,090 decrease in loan servicing and other fees.  The decrease in gains on sales of loans held-for-sale and loan servicing and other fees was a result of lower home refinancing in 2004.

                                Noninterest Expense.  Noninterest expense was $9,383,782 in 2004 compared to $8,227,007 in 2003.  The increase was primarily due to a $324,120 increase in compensation and employee benefits, a $389,309 increase in occupancy costs, and a $374,937 increase in other expenses.  These increases were primarily associated with the acquisition of the three branches acquired in the second and fourth quarters of 2004.

                                Provision for Income Taxes.  Income tax expense was $1,069,475 in 2004 compared to $480,249 in 2003.  This increase was primarily due to the 2004 reduction of the deferred tax asset associated with the Company’s New Mexico state net operating loss.  This reduction resulted from a decrease in the Company’s utilization of the state net operating loss in 2004 as well as a decrease in the Company’s estimate of 2005 New Mexico state taxable income, reducing the estimate of the amount of the net operating loss that will be realized in 2005.  The reduction in 2004 and 2005 estimated state taxable income was primarily due to the Company’s fourth quarter investment in certain U.S. Government securities, which generate interest income that is tax-exempt in New Mexico.  The remaining state net operating loss expires in 2005.

Total assets for the Company at December 31, 2004 were $367,539,000, an increase of $162,112,000 or 79% from December 2003.  The increase in assets was primarily due to an increase in loans and investments.  Total deposits of $329 million were $167 million or 102.3% greater than total deposits at December 31, 2003.  The majority of the added deposit growth came from the three branches acquired from Matrix Capital Bank in the second and fourth quarters of 2004.

ACCESSBANK’s total equity was $29,125,222 at December 31, 2004.  The regulatory ratios for a well-capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk-based Capital.  The December 31, 2004 ratios were 10.82%, 5.05% and 10.09% respectively, all of which exceed those standards.

ACCESSBANK currently has offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico and Sun City, Arizona.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:	January 28, 2005
News:	Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net (Mill)	% CHG	Per Share		% CHG
				Curr	Prev

AABC (Nq)	Q12/31	.24	40.14		.12	17

AccessAny	12 Mo.	1.13	<12>	.78	.94	(17)